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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                               Commission File Numbers:

                               Benedek Broadcasting Corporation   33-78792
                               Benedek Communications Corporation 333-09529

                    NOTIFICATION OF LATE FILING OF FORM 10-Q

For the Period Ended: September 30, 1997
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                         PART 1. REGISTRANT INFORMATION

Full name of registrant:   Benedek Broadcasting Corporation
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                           Benedek Communications Corporation
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Former name if applicable:
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         100 Park Avenue
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         Address of principal executive office (Street and number)

         Rockford, Illinois 61101
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                   (City, State and Zip Code)

                        PART II. RULE 12b-25 (b) AND (c)

         If the subject report could not be filed without unreasonable effort or expense, and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

                  (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report on Form 10-Q will be filed on or before the 5th calendar day following the prescribed due date; and

                  (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.




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                               PART III. NARRATIVE

         State below in reasonable detail the reasons why Form 10-Q could not be filed within the prescribed time period: Final review of the results of operations for the third quarter resulted in certain changes to such results of operations which could not be reflected in the Form 10-Q in a timely manner.

                           PART IV. OTHER INFORMATION

         (1) Name and telephone number of person to contact in regard to this notification:

                   Ronald Lindwall                    (815)      987-5350
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                  (Name)                          (Area code) (Telephone number)

         (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                                [X] Yes   [ ] No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                [ ] Yes   [X] No

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                        BENEDEK BROADCASTING CORPORATION
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                       BENEDEK COMMUNICATIONS CORPORATION
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                  (Name of registrants as specified in charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:    November 17, 1997                   By:      s/ Ronald Lindwall
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                                             Title:   Senior Vice President
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